Exhibit 10.11

Registrant, Clinton Group Inc., and Clinton Special Opportunities Fund LLC (the “Fund”) agreed to terminate a Credit Facility Letter Agreement, dated November 15, 2019, between registrant and the Fund, and to offset the Fund’s obligation of $500,000 principal amount and accrued interest thereunder against registrant’s interest obligations under a $12,116,718 Promissory Note, dated December 15, 2019, made by registrant to George E. Hall